GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts

Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR 2013

- Record Sales and Earnings for 2013 -

Atlanta, Georgia, February 18, 2014 — Genuine Parts Company (NYSE: GPC) reports fourth quarter results and record sales and earnings for the year ended December 31, 2013.

Tom Gallagher, Chairman and Chief Executive Officer, announced today that sales in 2013 were $14.1 billion, up 8% compared to 2012. Net income for the year was $685 million, an increase of 6% compared to $648 million in 2012. Earnings per share on a diluted basis were $4.40, up 6% compared to $4.14 in 2012.

Included in the Company’s full year 2013 results are the previously recognized one-time positive purchase accounting adjustments of $33 million, or $0.21 net of taxes on a per share diluted basis. These adjustments are associated with the April 1, 2013 acquisition of GPC Asia Pacific, formerly Exego.

Additionally, the Company’s pension plan was amended to freeze future benefit accruals for all participants as of December 31, 2013. In connection with this amendment, effective in December 2012, the Company recorded a one-time noncash curtailment gain of $23.5 million, or $0.10 and $0.09 net of taxes on a per share diluted basis for the fourth quarter and full year 2012, respectively.

Mr. Gallagher stated, “We are pleased to report that 2013 was another year of record sales and earnings for Genuine Parts Company. Our overall results reflect the good job that was done by the GPC Team in 2013, despite the challenging market conditions that were experienced by our non-automotive business segments. We further strengthened our financial condition with increased net income and a continued emphasis on effectively managing the balance sheet. Our progress in these areas produced record cash flows for us in 2013, with cash from operations at $1.1 billion and free cash flow of approximately $600 million.”

Mr. Gallagher added, “The Company’s revenue growth in 2013 was driven by an 18.5% Automotive sales increase, offset by a combined 1% sales decrease for our non-automotive businesses. Acquisitions for the Automotive Group drove the high-teen revenue growth, while our underlying sales were up approximately 4% for the year. Our strongest sales results came from our commercial business and, in particular, solid results in NAPA AutoCare and Major Accounts, our two primary commercial initiatives. Sales at Motion Industries, our Industrial Group, were down slightly for the year, our Electrical/Electronic Group was down 2% and our Office Group sales were down 3% in 2013. Weak demand patterns challenged these three industries throughout the year.”

Fourth Quarter 2013

Sales increased 13% to $3.5 billion in the fourth quarter ended December 31, 2013, compared to sales of $3.1 billion for the same period in 2012. Net income in the fourth quarter was $150 million, or $0.97 per share on a diluted basis, compared to $160 million, or $1.03 per diluted share, in 2012. The 2012 results include the $23.5 million one-time pension gain, or $0.10 per diluted share, previously disclosed. Excluding the gain, diluted earnings per share in the fourth quarter of 2013 were up 4% from 2012.

In reviewing the quarter, Mr. Gallagher commented, “Revenue growth in the fourth quarter proved to be the strongest of the year, with acquisitions contributing 10% to our sales growth and our underlying sales were up 4%, which was offset by a 1% currency headwind. Automotive sales were up 25% in the quarter, including 7% underlying growth, offset by a 1% negative translation effect. Industrial Group sales were up 3% and sales for the Electrical/Electronic Group increased by 6%, which includes a 10% contribution from acquisitions. Sales for the Office business were down 4%.”

Mr. Gallagher concluded, “We faced a number of challenges in each of our four business segments in 2013 and, as previously stated, our Automotive business fared the best with their 18.5% sales increase. In all four businesses, key decisions were made and actions taken that position each segment for solid performances in the year ahead, and we look forward to reporting on our progress. We remain committed to our core objectives of growing sales and earnings, showing continued operating margin improvement, generating solid cash flows and maintaining a strong balance sheet. Further progress in each of these areas will keep the Company moving ahead and help to ensure another successful year in 2014.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EST to discuss the results of the quarter, the year and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-331-5106, conference ID 39491974. A replay will also be available on the Company’s website or at 855-859-2056, conference ID 39491974, two hours after the completion of the call until 12:00 a.m. Eastern time on March 5, 2014.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s products, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, including GPC Asia Pacific, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2012 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2013	2012	2013	2012
	(in thousands, except per share data)
Net sales	$3,517,801	$3,118,966	$14,077,843	$13,013,868
Cost of goods sold	2,425,660	2,208,308	9,857,923	9,235,777

Gross profit	1,092,141	910,658	4,219,920	3,778,091
Operating expenses:
Selling, administrative & other expenses	820,563	633,678	3,041,659	2,660,776
Depreciation and amortization	35,885	25,054	133,957	98,383

	856,448	658,732	3,175,616	2,759,159
Income before income taxes	235,693	251,926	1,044,304	1,018,932
Income taxes	85,226	91,701	359,345	370,891

Net income	$150,467	$160,225	$684,959	$648,041

Basic net income per common share	$0.98	$1.03	$4.43	$4.17
Diluted net income per common share	$0.97	$1.03	$4.40	$4.14
Weighted average common shares outstanding	154,047	154,952	154,636	155,413
Dilutive effect of stock options and
non-vested restricted stock awards	1,075	943	1,078	1,007

Weighted average common shares outstanding –
assuming dilution	155,122	155,895	155,714	156,420

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2013	2012	2013	2012
	(in thousands)
Net sales:
Automotive	$1,916,771	$1,531,624	$7,489,186	$6,320,882
Industrial	1,085,555	1,054,773	4,429,976	4,453,574
Office Products	385,761	402,942	1,638,618	1,686,690
Electrical/Electronic Materials	143,899	135,387	568,872	582,820
Other (1)	(14,185)	(5,760)	(48,809)	(30,098)

Total net sales	$3,517,801	$3,118,966	$14,077,843	$13,013,868

Operating profit:
Automotive	$153,901	$122,491	$641,492	$540,678
Industrial	73,338	78,117	320,720	352,119
Office Products	31,438	36,373	122,492	134,441
Electrical/Electronic Materials	12,287	12,456	47,584	50,910

Total operating profit	270,964	249,437	1,132,288	1,078,148
Interest expense, net	(6,094)	(4,914)	(24,330)	(19,619)
Intangible amortization	(8,500)	(3,811)	(28,987)	(12,991)
Other, net	(20,677)	11,214	(34,667)	(26,606)

Income before income taxes	$235,693	$251,926	$1,044,304	$1,018,932

Capital expenditures	$39,917	$30,360	$124,063	$101,987

Depreciation and amortization	$35,885	$25,054	$133,957	$98,383

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31,	Dec. 31,
	2013	2012
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$196,893	$403,095
Trade accounts receivable, net	1,664,819	1,490,028
Merchandise inventories, net	2,946,021	2,602,560
Prepaid expenses and other current assets	413,758	324,448

TOTAL CURRENT ASSETS	5,221,491	4,820,131
Goodwill and other intangible assets, less accumulated amortization	1,289,356	497,839
Deferred tax assets	97,555	279,463
Other assets	401,834	643,263
Net property, plant and equipment	670,061	566,365

TOTAL ASSETS	$7,680,297	$6,807,061

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$2,269,671	$1,681,900
Current portion of debt	264,658	250,000
Income taxes payable	9,237	4,354
Dividends payable	82,746	76,641
Other current liabilities	556,732	474,743

TOTAL CURRENT LIABILITIES	3,183,044	2,487,638
Long-term debt	500,000	250,000
Retirement and other post-retirement benefit liabilities	140,171	572,988
Deferred tax liabilities	83,316	–
Other long-term liabilities	414,998	488,256
Common stock	153,773	154,841
Retained earnings and other	3,592,956	3,344,538
Accumulated other comprehensive loss	(397,655)	(501,492)

TOTAL PARENT EQUITY	3,349,074	2,997,887
Noncontrolling interests in subsidiaries	9,694	10,292

TOTAL EQUITY	3,358,768	3,008,179

TOTAL LIABILITIES AND EQUITY	$7,680,297	$6,807,061

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31,
	2013	2012
	(in thousands)
OPERATING ACTIVITIES:
Net income	$684,959	$648,041
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	133,957	98,383
Share-based compensation	12,648	10,747
Excess tax benefits from share-based compensation	(12,905)	(11,018)
Gain on GPC Asia Pacific equity investment	(59,000)	–
Other	(26,351)	10,808
Changes in operating assets and liabilities	323,423	149,477

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,056,731	906,438
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(124,063)	(101,987)
Acquisitions and other investing activities	(701,516)	(549,880)

NET CASH USED IN INVESTING ACTIVITIES	(825,579)	(651,867)
FINANCING ACTIVITIES:
Proceeds from debt	3,019,931	750,000
Payments on debt	(2,995,335)	(750,000)
Share-based awards exercised, net of taxes paid	(15,728)	(7,043)
Excess tax benefits from share-based compensation	12,905	11,018
Dividends paid	(326,217)	(300,983)
Purchase of stock	(120,673)	(81,826)

NET CASH USED IN FINANCING ACTIVITIES	(425,117)	(378,834)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(12,237)	2,304

NET DECREASE IN CASH AND CASH EQUIVALENTS	(206,202)	(121,959)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	403,095	525,054

CASH AND CASH EQUIVALENTS AT END OF YEAR	$196,893	$403,095